UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2012

CAMCO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Wheeling Avenue, Cambridge, Ohio 43725

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 435-2020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4- Matters Related to Accountants and Financial Statements

Item 4.02 – Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 17, 2012, the Boards of Directors of Camco Financial Corporation and Advantage Bank received notice from Advantage’s regulators, the FDIC and Ohio Department of Financial Institutions (“ODFI”), that Camco must restate its Call report previously filed with the FDIC to reflect an additional provision to Advantage’s ALLL of at least $1.6 million as of June 30, 2011. This will impact our previously issued unaudited consolidated financial statements for the quarters ended June 30 and September 30, 2011, contained in our Quarterly Reports on Form 10-Q filed on August 15 and November 10, 2011, respectively. Accordingly, the previously issued consolidated financial statements for such periods should not be relied upon.

As a result, this additional provision to the ALLL will be reflected in a Quarterly Report on Form 10-Q/A for each of the quarters ended June 30 and September 30, 2011, which we intend to file with the Securities and Exchange Commission as soon as practicable. In those reports, we expect to report a net loss of approximately $1,463,000 (or $0.20 loss per share) for the three months ended June 30, rather than the previously reported net income of $137,000 (or $.02 earnings per share). There will be no earnings impact for the three months ended September 30.

The Board of Directors has discussed the matters disclosed in this report on Form 8-K with Plante & Moran, PLLC, which serves as our current independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION

By:	/s/ John E. Kirksey
John E. Kirksey
Chief Financial Officer

Date: January 23, 2012